UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

AMERICATOWNE HOLDINGS, INC.
(Exact name of registrant as specified in its charter)

Nevada	81-3131497
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

4700 Homewood Court, Suite 100

Raleigh, North Carolina 27609

(Address, including zip code, of principal executive offices)

2019 Employee Benefit Plan

(Full title of the plan)

Alton Perkins
4700 Homewood Court

Suite 100

Raleigh, North Carolina 27609

(888) 406-2713

ap@americatowne.com

(Name and address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Paesano Akkashian Apkarian, PC

7457 Franklin Road

Suite 200

Bloomfield Hills, Michigan 48301

(248) 792-6886

apaesano@paalawfirm.com

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Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “Accelerate filer,” and “smaller reporting company” in Rule 12b-2 of the Securities Exchange Act of 1934, as amended.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
Emerging growth company	☒

☒              If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered[1]	Proposed Maximum Offering Price Per Share[2]	Proposed Maximum Aggregate Offering Price[2]	Amount of Registration Fee[2]
Common Stock, $0.0001 par value per share	18,000,000 shares	$0.50	$9,000,000.00	$1,090.80

(1)

In addition, pursuant to Rule 416(c) under the Securities Act of 1933, this registration also covers an indeterminate amount of interests to be offered or sold pursuant to the employee benefit plan described herein.

(2)	Estimated solely for the purpose of calculating the registration fee. Pursuant to Rule 457(c) and Rule 457(h)(1) under the Securities Act, the proposed maximum offering price per share, the proposed maximum aggregate offering price and the amount of the registration fee have been computed on the basis of the average of the bid and asked prices of the Common Stock reported on OTC Markets (Pink): ATMO (Caveat Emptor) on April 11, 2019.

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 INTRODUCTORY STATEMENT

This Registration Statement on Form S-8 is filed by AmericaTowne Holdings, Inc., a Nevada corporation (the “Company” or the “Registrant”), relating to 18,000,000 shares of its common stock, par value $0.0001 per share (the “Common Stock”), to be issued pursuant to the Company’s 2019 Employee Benefit Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

In accordance with the Note to Part I of Form S-8, as promulgated by the United States Securities and Exchange Commission (the “Commission”), the information specified by Part I of Form S-8 has been omitted from this Registration Statement.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.        Incorporation of Documents by Reference.

The following documents filed by the Company with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”), are hereby incorporated by reference in this Registration Statement:

(a)	The Company's latest Annual Report pursuant to Sections 13(a) or 15(d) of the Exchange Act or latest prospectus file pursuant to Rule 424(b) under the Securities Act that contains audited financial statements for the Company's latest fiscal year for which such statements have been filed;

(b)	All other reports filed pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the Company's latest Annual Report or prospectus referred to in (a) above; and

(c)	The Company's Form S-4/A effective as of June 26, 2018.

In addition, all documents subsequently filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered hereby have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

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Any statement, including financial statements, contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this 4 Registration Statement to the extent that a statement contained herein or in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.        Description of Securities.

Not required.

Item 5.        The law firm of Paesano Akkashian Apkarian, PC is legal counsel to the Registrant and has assisted the Registrant in connection with the preparation and filing of this Registration Statement.

Item 6.        Indemnification of Directors and Officers.

Section 78.7502 of the Nevada Revised Statutes empowers Nevada corporations to indemnify their officers and directors and further states that the indemnification provided by Section 78.7502 shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under the articles of incorporation or any bylaw, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in an official capacity and as to action in another capacity while holding such office; thus Section 78.7502 does not by itself limit the extent to which the Company may indemnify persons serving as its officers and directors. At this time, neither the Company’s Articles of Incorporation nor its Bylaws provide indemnity.

The Board of Directors of the Company may conclude that, to retain and attract talented and experienced individuals to serve as officers and directors of the Company and to encourage such individuals to take the business risks necessary for the success of the Company, it is necessary for the Company to contractually indemnify its officers and directors, and to assume for itself liability for expenses and damages in connection with claims against such officers and directors in connection with their service to the Company, and has further concluded that the failure to provide such contractual indemnification could result in great harm to the Company and its stockholders.

The Company believes that the future amendment to its Bylaws to include indemnification provisions might be necessary to attract and retain qualified persons as directors and officers. Insofar as indemnification for liabilities arising under the Securities Act may eventually be permitted under the Company’s Bylaws to directors, officers or persons controlling the Company pursuant to provisions of the state of Nevada, the Company has been informed that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

Item 7.        Exemption from Registration Claimed.

Not applicable.

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Item 8.        Exhibits.

The following exhibits are filed as part of this Registration Statement:

Exhibit No.	Description

3.1	By-Laws of the Company (incorporated by reference to Exhibit 3.4 of the Company’s Form 10-K filed on April 16, 2018)

99.1	The Company’s Form S-4/A effective as of June 26, 2018

Item 9.        Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act:

(ii)	(ii) to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	(iii) to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(2)	(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	(4) That, for the purpose of determining liability of the Registrant under the Securities Act to any purchaser in the initial distribution of the securities: The undersigned Registrant undertakes that in a primary offering of securities of the undersigned Registrant pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned Registrant will be a seller to the purchaser and will considered to offer or sell such securities to such purchaser: (i) any preliminary prospectus or prospectus of the undersigned Registrant relating to the offering required to be filed pursuant to Rule 424; (ii) any free writing prospectus relating to the offering prepared by or on behalf of the undersigned Registrant or used or referred to by the undersigned Registrant; (iii) the portion of any other free writing prospectus relating to the offering containing material information about the undersigned Registrant or its securities provided by or on behalf of the undersigned Registrant; and (iv) any other communication that is an offer in the offering made by the undersigned Registrant to the purchaser.

(b)	The undersigned Registrant hereby undertakes that, for the purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Raleigh, state of North Carolina, on this 16th day of April, 2019.

AMERICATOWNE HOLDINGS, INC.

By:	/s/ Alton Perkins
Alton Perkins Chairman of the Board, Chief Executive Officer, Chief Financial Officer and Secretary

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